Exhibit 99.2

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to (i) the use of our opinion letter, dated November 18, 2015, to the Board of Directors of Willis Group Holdings Public Limited Company (“Willis”) set forth on Exhibit 99.1 to the Current Report on Form 8-K filed by Willis with the Securities and Exchange Commission on November 25, 2015 relating to the proposed Merger (as such term is defined in the Agreement and Plan of Merger, dated as of June 29, 2015, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 19, 2015, by and among Willis, Towers Watson & Co. and Citadel Merger Sub, Inc.) (the “Current Report”) and to its incorporation by reference into the joint proxy statement/prospectus on Form S-4 of Willis (the “Registration Statement”) and (ii) the references to such opinion and our name in the Current Report and the incorporation by reference of the Current Report into the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP

November 25, 2015